Exhibit 99.5

LIMITED POWER OF ATTORNEY

The undersigned does hereby make, constitute, and appoint each of Christian Reber and Sascha Burger, acting individually with full power of substitution, as the undersigned’s true and lawful attorney-in-fact, to act for the undersigned and in the undersigned’s name, place and stead, to:

(a)       prepare, execute, deliver, and file, for and on behalf of the undersigned, including in the undersigned’s capacity as a director, officer or authorized person of Schweizerische Cement-Industrie-Aktiengesellschaft, Cimcap AG or any of their respective subsidiaries, any and all agreements, forms and other documents, and any amendments thereto, that may be required as a result of or in connection with the undersigned’s obligations (or the obligations of Schweizerische Cement-Industrie-Aktiengesellschaft, Cimcap AG or any of their respective subsidiaries) under the Securities Exchange Act of 1934 (the “1934 Act”), as amended, including Sections 13 and 16 thereunder, or any other U.S. federal or state securities laws;

(b)       do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any federal and state securities laws filings, including Schedules 13D and 13G and Forms 3, 4, and 5 in accordance with Sections 13(d) and 16(a) of the 1934 Act, to complete and execute any amendment or amendments thereto, and to timely file such forms with the U.S. Securities and Exchange Commission and the securities administrators of any state or territory of the Untied States; and

(c)       take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Limited Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

Any agreement, form or other document executed in the name of the undersigned by any attorney-in-fact named above in accordance with this Limited Power of Attorney shall fully bind and commit the undersigned and all other parties to such documents may rely upon the execution thereof by such attorney-in-fact as if executed by the undersigned and as the true and lawful act of the undersigned, and the undersigned hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned’s responsibilities (or the responsibilities of Schweizerische Cement-Industrie-Aktiengesellschaft, Cimcap AG or any of their respective subsidiaries) to comply with U.S. federal and state securities laws.

This Limited Power of Attorney shall automatically terminate as to the authority of any attorney-in-fact named above in the event of such attorney-in-fact’s resignation or termination as an officer or employee of Schweizerische Cement-Industrie-Aktiengesellschaft, Cimcap AG or any of their respective subsidiaries; however, any such resignation or termination shall have no effect on any agreement, form or other document duly executed by such attorney-in-fact prior to such resignation or termination. In addition, the undersigned may terminate or revoke this Limited Power of Attorney at any time; provided that such termination shall have no effect on any agreement, form or other document duly executed by any attorney-in-fact hereunder prior to such termination or revocation.

IN WITNESS WHEREOF, this Limited Power of Attorney has been executed and delivered by the undersigned as of June 26, 2025.

/s/ Thomas Schmidheiny
THOMAS SCHMIDHEINY